SAFE TECHNOLOGIES INTERNATIONAL INC.

123 NW 13 Street, Suite 30408

Boca Raton, FL 33432

September 1 7 , 2008

Tamara Tangen

Division of Corporate Finance

United States Securities and Exchange Commission

Washington, DC 20549

Re:

Safe Technologies International, Inc. (the “Company”)

Form 10-KSB for the fiscal year ended December 31, 2007

File No. 000-17746

Dear Ms. Tangen:

As requested in your comment letter dated July 21, 2008, this letter acknowledges our understanding that:

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the Company is responsible for the adequacy and accuracy of the disclosure in our filings

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Commission staff comments, or changes to disclosure in response to staff comments, do not foreclose the Commission from taking any action with respect to the filing

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The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

This will also confirm that subsequent quarterly reports will be filed by the Company in Form 10-Q.

Sincerely,

/s/ Randi Swatt

Acting Chief Executive Officer